Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

INVESTAR HOLDING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	5.125% Fixed-to-Floating Subordinated Notes due 2032	457(f)	$20,000,000	100%	$20,000,000	0.0000927	$1,854
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$20,000,000		$1,854
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,854

(1)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.